EXHIBIT 99.1

EVCARCO Announces New Chief Investment Officer and board of director member, Joshua D. Spivey, to devise growth strategies for the company.

Dallas, Texas, (October 18th, 2010) – EVCARCO (OTCQB: EVCA) announces today that Joshua D. Spivey is EVCARCO’s new chief investment officer, effective October 18, 2010.  In this role he will work closely with the founders and executive team of EVCARCO to manage the organizations assets and devise strategies for growth.  He will also act as the liaison with the investment community and maintain good investor relations.

Spivey brings a strong financial background to the executive team and provides valuable counsel.   Currently, he is the founder and general partner of, VOM Capital Partners, L.P., a highly successful private investment firm that specializes in the evaluation of and capitalization on financial and economic trends.  In addition, he serves on the board of directors of several companies, including Southlake Energy, a privately owned and controlled petroleum and petrochemical company.  He is also an author and public speaker on the topics of economic trends and personal finance. He is the owner of several wealth-building businesses and is a highly sought after financial consultant.  He and his family reside in Dallas, TX.

"EVCARCO was fortunate to find an individual with Joshua’s skills and experience to fill the valuable role of Chief Investment Officer," says Nikolay Frolov, Chief Financial Officer.

"I am looking forward to working with Joshua as we develop plans for the expansion of EVCARCO’s domestic and international business," adds EVCARCO’s Chief Operating Officer, Scott ONeal.

About EVCARCO

EVCARCO (www.evcarco.com) is the first automotive retail group dedicated to deploying a coast-to-coast network of environmentally friendly franchised dealerships and vehicles. EVCARCO is bringing to market the most advanced clean technologies available in plug-in electric, alternative fuel, and pre-owned hybrid vehicles.

Forward-Looking Statement

This release contains forward-looking statements that reflect EVCARCO Inc. plans and expectations. In this press release and related comments by Company management, words like "expect," "anticipate," "estimate," "forecast," "objective," "plan," "goal" and similar expressions are used to identify forward-looking statements, representing management's current judgment and expectations about possible future events. Management believes these forward-looking statements and the judgments upon which they are based to be reasonable, but they are not guarantees of future performance and involve numerous known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements.

Media Contact:

Richard Griffiths

Press and media

pr@evcarco.com

800-486-3404

Joshua Spivey

Chief Investment Officer/Investor relations

ir@evcarco.com

800-960-1452